Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	October 12, 2006
San Jose, CA 95112-4598

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)	For Immediate Release
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP CLOSES PUBLIC OFFERING
OF COMMON STOCK INCLUDING OVER-ALLOTMENT OPTION

     SAN JOSE, Calif. — California Water Service Group (NYSE: CWT) announced today that it has completed an underwritten public offering of 2,250,000 shares of its Common Stock (including 250,000 shares pursuant to the exercise, in part, by the underwriters of their over-allotment option) at a price per share of $36.75 to the public, raising approximately $82.7 million in gross proceeds.
     The Company plans to add the net proceeds of approximately $79.1 million, after deducting underwriting commissions and expenses from the sale of the Common Stock, to its general funds to be used for general corporate purposes, such as investing in its subsidiaries, increasing its working capital, making capital expenditures, acquiring assets, and taking advantage of other business opportunities.
     Robert W. Baird & Co. Incorporated acted as the sole bookrunning manager for the offering with A.G. Edwards & Sons, Inc. acting as joint lead-manager. Edward D. Jones & Co. L.P., J.J.B. Hilliard, W.L. Lyons, Inc., and Stifel, Nicolaus & Company, Incorporated acted as co-managers.
     Copies of the final Prospectus Supplement may be obtained from Robert W. Baird & Co. Incorporated, Syndicate Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1- 800-RWBAIRD (1-800-792-2473).
This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements, such as the Company’s current intentions regarding the use of proceeds are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph as well as other risk factors disclosed in the Company’s Registration Statement on Form S-3 for this offering, 10-K’s, 10-Q’s, 8-K’s and others filings made by the Company and on file with the SEC. The Company assumes no obligation to provide public updates of forward-looking statements.
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Source: California Water Service Group